Exhibit 99.3

Li3 Energy, Inc. Announces the Split-Off of Its Legacy Business

•	Press Release
•	Source: Li3 Energy, Inc.
•	On 7:30 am EST, Wednesday December 9, 2009

LIMA, Peru, Dec. 9 /PRNewswire-FirstCall/ -- Li3 Energy, Inc. (OTC Bulletin Board: LIEG; "Li3 Energy") is pleased to announce that in connection with the discontinuation of its legacy business of manufacturing, marketing and distributing soy-blend scented candles and oils through its wholly-owned subsidiary, the split off and sale of all of those assets and liabilities to Jon Suk, the company's founding stockholder, has been completed. As consideration for his purchase of that business, Mr. Suk surrendered for cancellation the 71,052,626 shares of Li3 Energy common stock that he owned. The total number of issued and outstanding shares of Li3 Energy common stock after this cancellation is 61,840,095, which includes 10,340,000 shares issued in connection with the closing of Li3 Energy's private placement to date and 1,500,000 shares issued to Mr. Luis Saenz as compensation for his services as its Chief Executive Officer.

About Li3 Energy, Inc.

Li3 Energy, Inc. is an early stage, U.S. public company currently pursuing a business strategy in the lithium mining and energy sector in the Americas, with an initial focus on identifying and acquiring opportunities in Peru, Argentina and Chile and the United States. Li3 Energy aims to acquire a significant portfolio of lithium brine deposits in the Americas for the purpose of development and production in order to meet growing market demand and to support the clean energy and green energy initiatives being implemented globally.

www.li3energy.com

Forward-Looking Statements

Certain statements in this news release are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "proposes", "hopes," "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of Li3 Energy, including, but not limited to, Li3 Energy 's ability to identify appropriate corporate acquisition and/or joint venture opportunities in the lithium mining sector and to establish the technical and managerial infrastructure, and to raise the required capital, to take advantage of, and successfully participate in such opportunities; future economic condition; political stability; and lithium prices. Additional information on risks and other factors that may affect the business and financial results of Li3 Energy can be found in filings of Li3 Energy with the U.S. Securities and Exchange Commission at www.sec.gov.